Exhibit 99.4

Case 1:21-cv-07973    Document 1    Filed 09/24/21    Page 1 of 16

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

RANDY GILL,
Civil Action No.
Plaintiff,
COMPLAINT FOR VIOLATIONS
v.	OF THE FEDERAL SECURITIES
LAWS

CAPSTEAD MORTGAGE	JURY TRIAL DEMANDED
CORPORATION, PAT AUGUSTINE,
JACK E. BIEGLER, MICHELLE P.
GOOLSBY, GARY KEISER,
CHRISTOPHER W. MAHOWALD,
MICHAEL G. O’NEIL, PHILLIP A.
REINSCH, AND MARK S. WHITING,

Defendants.

Plaintiff Randy Gill (“Plaintiff”) by and through his undersigned attorneys, brings this action on behalf of himself, and alleges the following based upon personal knowledge as to those allegations concerning Plaintiff and, as to all other matters, upon the investigation of counsel, which includes, without limitation: (a) review and analysis of public filings made by Capstead Mortgage Corporation (“Capstead” or the “Company”) and other related parties and non-parties with the United States Securities and Exchange Commission (“SEC”); (b) review and analysis of press releases and other publications disseminated by certain of the Defendants (defined below) and other related non-parties; (c) review of news articles, shareholder communications, and postings on the Company’s website concerning the Company’s public statements; and (d) review of other publicly available information concerning Capstead and the Defendants.

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SUMMARY OF THE ACTION

1. This is an action brought by Plaintiff against Capstead and the Company’s Board of Directors (the “Board” or the “Individual Defendants”) for their violations of Section 14(a) and 20(a) of the Securities Exchange Act of 1934, 15.U.S.C. §§ 78n(a), 78t(a), and SEC Rule 14a-9, 17 C.F.R. 240.14a-9, in connection with the proposed transaction (the “Proposed Transaction”) between the Company and Benefit Street Partners Realty Trust (“BSPRT”).

2. On July 25, 2021, and as amended September 22, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BSPRT. Pursuant to the terms of the Merger Agreement, Rodeo Sub I, LLC, a wholly owned subsidiary of BSPRT (“Merger Sub”), will merge with and into Capstead with Merger Sub continuing as the surviving company. Upon completion of the merger, BSPRT will change its name to “Franklin BSP Realty Trust, Inc.” As a consequence of the merger, the Company’s shareholders will receive: (i) a cash payment equal to a 15.75% premium to Capstead’s diluted book value per share, and (ii) shares of BSPRT common stock calculated on an adjusted “book-for-book” basis, to be calculated on a date prior to the closing of the Proposed Transaction (the “Merger Consideration”).

3. On September 7, 2021, in order to convince the Company’s shareholders to vote in favor of the Proposed Transaction, the Board authorized the filing of a materially incomplete and misleading proxy statement with the SEC (the “Proxy Statement”), in violation of Sections 14(a) and 20(a) of the Exchange Act.

4. For these reasons, and as set forth in detail herein, Plaintiff asserts claims against Capstead and the Board for violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9. Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to Capstead shareholders before the vote on the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Defendants’ violations of the Exchange Act.

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JURISDICTION AND VENUE

5. This Court has subject matter jurisdiction over all claims asserted herein pursuant to Section 27 of the Exchange Act, 15 U.S.C § 78aa, and 28 U.S.C. § 1331, as Plaintiff alleges violations of Sections 14(a) and 20(a) of the Exchange Act.

6. This Court has personal jurisdiction over all of the Defendants because each is either a corporation that conducts business in, solicits shareholders in, and/or maintains operations within, this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

THE PARTIES

8. Plaintiff is, and has been at all times relevant hereto, the owner of Capstead shares.

9. Defendant Capstead is incorporated under the laws of Maryland and has its principal executive offices located at 8401 N. Central Expressway, Suite 800, Dallas, Texas 75225. The Company’s common stock trades on the New York Stock Exchange under the symbol “CMO.”

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10. Defendant Pat Augustine (“Augustine”) is and has been a Capstead director at all times during the relevant time period.

11. Defendant Jack E. Biegler (“Biegler”) is and has been a Capstead director at all times during the relevant time period.

12. Defendant Michelle P. Goolsby (“Goolsby”) is and has been a Capstead director at all times during the relevant time period.

13. Defendant Gary Keiser (“Keiser”) is and has been a Capstead director at all times during the relevant time period.

14. Defendant Christopher W. Mahowald (“Mahowald”) is and has been the Chairman of the Board of Capstead at all times during the relevant time period.

15. Defendant Michael G. O’Neil (“O’Neil”) is and has been a Capstead director at all times during the relevant time period.

16. Defendant Phillip A. Reinsch (“Reinsch”) is and has been the President, Chief Executive Officer (“CEO”), and a director of Capstead at all times during the relevant time period.

17. Defendant Mark S. Whiting (“Whiting”) is and has been a Capstead director at all times during the relevant period.

18. Defendants Augustine, Biegler, Goolsby, Keiser, Mahowald, O’Neil, Reinsch, and Whiting are collectively referred to herein as the “Individual Defendants.”

19. The Individual Defendants, along with Defendant Capstead, are collectively referred to herein as “Defendants.”

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SUBSTANTIVE ALLEGATIONS

Background of the Company

20. Capstead is a mortgage REIT that earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

The Company Announces the Proposed Transaction

21. On July 26, 2021, the Company jointly issued a press release announcing the Proposed Transaction. The press release stated in part:

NEW YORK & DALLAS—(BUSINESS WIRE)— Benefit Street Partners Realty Trust, Inc. (“BSPRT”), a publicly-registered, non-listed real estate investment trust (“REIT”), and Capstead Mortgage Corporation (NYSE: CMO) (“Capstead”), a REIT, today announced they have entered into a definitive merger agreement. Under the terms of the agreement, Capstead common stockholders will receive a cash payment equal to a 15.75% premium to Capstead’s diluted book value per share and shares of BSPRT common stock calculated on an adjusted “book-for-book” basis. The book values for Capstead and BSPRT used to calculate the cash consideration and exchange ratio will be set on a date prior to the closing of the transaction. Based on the June 30 adjusted book values per share,1 the implied cash payment would be $0.99 per share and the total value would be $7.30 per share, representing an implied 20% premium to the last reported sale price of Capstead common stock on the New York Stock Exchange (“NYSE”) on July 23, 2021.

The combined company, to be called “Franklin BSP Realty Trust” post-close, will transition the capital base of Capstead, a residential mortgage REIT, into commercial mortgage loans where BSPRT is focused. BSPRT’s external manager, Benefit Street Partners L.L.C. (“BSP”), a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Templeton”), will manage the combined company following the completion of the transaction. Upon closing the transaction, which is expected in the fourth quarter of 2021, the combined company will become the fourth largest commercial mortgage REIT with nearly $2 billion of pro forma equity and its common stock will trade on the NYSE under the new ticker symbol FBRT.

Highlights of the Merger

•

Transaction provides Capstead common stockholders with a cash payment at closing equal to a 15.75% premium to diluted book value per share and an ongoing ownership interest in Franklin BSP Realty Trust with the potential for higher returns and dividend yields.

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•	Franklin BSP Realty Trust will be the 4th largest commercial mortgage REIT with nearly $2 billion of pro forma equity.

•

Transition to BSPRT’s strategy of originating commercial mortgage loans, which has delivered returns on equity in excess of 10%, is expected to generate higher returns with less volatility and lower leverage than Capstead’s current strategy.

•

Franklin BSP Realty Trust will be externally managed by an experienced team of approximately 60 real estate credit investment professionals at BSP, led by Michael Comparato, BSP’s Head of Commercial Real Estate, and Franklin Templeton with significant investment and risk management expertise across the credit spectrum.

•	Franklin BSP Realty Trust will be publicly traded on the NYSE under the ticker FBRT, providing existing BSPRT stockholders greater access to liquidity.

•	A $100 million common stock repurchase program will be available post-closing to support the combined company’s common stock trading level.

Richard J. Byrne, President and Chief Executive Officer of BSPRT, said, “With the combined capital of BSPRT and Capstead, we are well positioned to capture opportunities ahead of us and create superior value for our stockholders. We believe our differentiated investment strategy, marked by a focus on middle market commercial real estate mortgages, provides us a significant competitive advantage with a large-scale, diverse portfolio that has delivered strong growth and attractive returns over the long term. Coupled with BSP’s strong deal sourcing and underwriting capabilities supported by Franklin Templeton’s world class sponsorship, the new Franklin BSP Realty Trust will be poised to benefit from the large and compelling commercial real estate lending market opportunity resulting from a significant volume of upcoming commercial real estate debt maturities.”

Phillip A. Reinsch, Chief Executive Officer of Capstead, said, “This transaction provides Capstead common stockholders with an immediate and sizable cash premium and significant opportunity to participate in the upside of the combined company as it establishes itself as one of the larger publicly-traded commercial mortgage REITs. After conducting a thorough strategic review, our Board concluded redirecting Capstead’s capital into commercial real estate lending by combining with a highly respected originator that has a strong track record and best-in-class sponsorship is an exciting opportunity. Combining with BSPRT will allow Capstead’s stockholders to transition into an ownership position in a leading commercial mortgage REIT capable of generating 10%-plus returns on equity that we believe has significant long-term growth potential.”

The combined company will be externally managed by BSP, a leading credit-focused alternative asset manager with approximately $32 billion of assets under management as of June 30, 2021. BSP is a wholly-owned subsidiary of Franklin Templeton, one of the largest independent asset managers in the world with over $1.5 trillion of assets under management as of June 30, 2021.

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External manager BSP will fund approximately $75 million of the cash merger consideration to be paid for each share of Capstead common stock. The remaining cash consideration will be funded by BSPRT, which will also issue shares of the combined company’s common stock for each share of Capstead common stock based on an adjusted book-for-book exchange. The merger will be a taxable transaction for U.S. federal income tax purposes.

In addition to the above consideration, BSPRT will assume Capstead’s $100 million in unsecured borrowings maturing in 2035 and 2036 and $258 million of issued and outstanding 7.50% Series E cumulative redeemable preferred stock, which will be exchanged for new preferred shares of the combined company with the same terms.

BSPRT and BSP have committed to certain structural and market protections to support the combined company’s common stock performance following completion of the merger, including a 6-month lock-up for approximately 94% of the current shares of BSPRT common stock and a committed common stock repurchase plan of up to $100 million to support the combined company’s stock price beginning four weeks after closing, up to $35 million of which will be funded by BSP and Franklin Templeton.

The transaction has been unanimously approved by both companies’ Boards of Directors and is subject to customary closing conditions, including the approval of Capstead’s stockholders.

Credit Suisse is serving as financial advisor and Hunton Andrews Kurth LLP is serving as legal advisor to Capstead. Houlihan Lokey served as lead financial advisor, and Barclays served as financial advisor, to BSPRT. Hogan Lovells US LLP served as legal advisor to BSPRT.

FALSE AND MISLEADING STATEMENTS

AND/OR MATERIAL OMISSIONS IN THE PROXY STATEMENT

22. On September 7, 2021, the Company authorized the filing of the Proxy Statement with the SEC. The Proxy Statement recommends that the Company’s shareholders vote in favor of the Proposed Transaction.

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23. Defendants were obligated to carefully review the Proxy Statement prior to its filing with the SEC and dissemination to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Proxy Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make informed decisions regarding whether to vote in favor of the Proposed Transaction, in violation of Sections 14(a) and 20(a) of the Exchange Act.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding the Financial Projections

24. The Proxy Statement contains projections prepared by the Company’s and BSPRT’s management concerning the Proposed Transaction, but fails to provide material information concerning such.

25. The SEC has repeatedly emphasized that disclosure of non-GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.1 Indeed, on May 17, 2016, the SEC’s Division of Corporation Finance released new and updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures that demonstrate the SEC’s tightening policy.2 One of the new C&DIs regarding forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts.

[1]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), available at https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measuresthesecs evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, available at http://www.nytimes.com/2016/04/24/business/fantasy-mathis-helping-companies-spin-ossesinto-profits.html?_r=0.

[2]

Non-GAAP Financial Measures, Compliance & Disclosure Interpretations, U.S. SECURITIES AND EXCHANGE COMMISSION (May 17, 2017), available at https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

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26. In order to make management’s projections included in the Proxy Statement materially complete and not misleading, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures.

27. Specifically, with respect to the Company’s projections, the Company must disclose the line item projections for the financial metrics that were used to calculate the non-GAAP measures, including: (i) Diluted Core Earnings per Common Share.

28. With respect to BSPRT’s projection, BSPRT must disclose: (i) the projected distributed cash flows that BSPRT were forecasted to generate during the third and fourth quarters of fiscal year ending 2021 through the full fiscal year ending December 31, 2023; and (ii) BSPRT’s Book Value per Common Share, metrics used in Credit Suisse’s financial analyses.

29. Disclosure of the above information is vital to provide investors with the complete mix of information necessary to make an informed decision when voting on the Proposed Transaction. Specifically, the above information would provide shareholders with a better understanding of the analyses performed by the Company’s financial advisor in support of its opinion.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding the Sales Process

30. The Proxy Statement contains information concerning the background of the Proposed Transaction, but fails to disclose material information concerning such.

31. Specifically, the Proxy Statement fails to adequately disclose communications regarding post-transaction employment during the negotiation of the underlying transaction which must be disclosed to stockholders.

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32. Disclosure of the above information is vital to provide investors with the complete mix of information necessary to make an informed decision when voting on the Proposed Transaction.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding Credit Suisse’s Financial Opinion

33. The Proxy Statement contains the financial analyses and opinion of Credit Suisse Securities (USA) LLC (“Credit Suisse”) concerning the Proposed Transaction, but fails to provide material information concerning such.

34. With respect to Credit Suisse’s Selected Public Companies Analysis for BSPRT, the Proxy Statement fails to disclose BSPRT’s reported tangible book value per share (“TBVPS”).

35. With respect to Credit Suisse’s Dividend Discount Analysis for Capstead, the Proxy Statement fails to disclose: (i) Capstead’s terminal values; (ii) the inputs and assumptions underlying Credit Suisse’s use of the selected range of price/TBVPS multiples of 0.90x to 1.05x; and (iii) the inputs and assumptions underlying Credit Suisse’s selected range of discount rates of 9.0% to 13.0%.

36. With respect to Credit Suisse’s Dividend Discount Analysis for BSPRT, the Proxy Statement fails to disclose: (i) BSPRT’s terminal values; (ii) the inputs and assumptions underlying Credit Suisse’s selected range of price/TBVPS multiples of 0.95x to 1.20x; and (iii) the inputs and assumptions underlying Credit Suisse’s selected range of discount rates of 8.0% to 14.0%.

37. With respect to Credit Suisse’s Analyst Price Targets analysis, the Proxy Statement fails to disclose: (i) the analysts observed; and (ii) the corresponding price targets.

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38. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides shareholders with a basis to project the future financial performance of a company and allows shareholders to better understand the financial analyses performed by the Company’s financial advisor in support of its fairness opinion.

39. Without the above described information, the Company’s shareholders are unable to cast a fully informed vote on the Proposed Transactions. Accordingly, in order to provide shareholders with a complete mix of information, the omitted information described above should be disclosed.

COUNT I

(Against All Defendants for Violations of Section 14(a)

of the Exchange Act and Rule 14a-9 Promulgated Thereunder)

40. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

41. Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 781 of this title.” 15 U.S.C. § 78n(a)(1).

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42. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that communications with stockholders in a recommendation statement shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

43. Defendants have issued the Proxy Statement with the intention of soliciting shareholders support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Proxy Statement, which fails to provide critical information regarding, among other things, the financial projections for the Company.

44. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Proxy Statement, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

45. The Defendants knew or were negligent in not knowing that the Proxy Statement is materially misleading and omits material facts that are necessary to render it not misleading. The Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction.

46. The Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Proxy Statement, rendering the sections of the Proxy Statement identified above to be materially incomplete and misleading. Indeed, the Defendants were required to be particularly attentive to the procedures followed in preparing the Proxy Statement and review it carefully before it was disseminated, to corroborate that there are no material misstatements or omissions.

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47. The Defendants were, at the very least, negligent in preparing and reviewing the Proxy Statement. The preparation of a Proxy Statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Defendants were negligent in choosing to omit material information from the Proxy Statement or failing to notice the material omissions in the Proxy Statement upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation of the Company’s financial projections.

48. The misrepresentations and omissions in the Proxy Statement are material to Plaintiff, who will be deprived of his right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.

49. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

(Against the Individual Defendants for

Violations of Section 20(a) of the Exchange Act)

50. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

51. The Individual Defendants acted as controlling persons of Capstead within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Capstead, and participation in and/or awareness of the Company’s

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operations and/or intimate knowledge of the incomplete and misleading statements contained in the Proxy Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

52. Each of the Individual Defendants was provided with, or had unlimited access to, copies of the Proxy Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

53. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Proxy Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in preparing this document.

54. In addition, as set forth in the Proxy Statement at length and described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Proxy Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

55. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

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56. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

57. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. Directing the Individual Defendants to disseminate an Amendment to the Proxy Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

C. Directing Defendants to account to Plaintiff for all damages sustained because of the wrongs complained of herein;

D. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

E. Granting such other and further relief as this Court may deem just and proper.

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JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: September 24, 2021	Respectfully submitted,

	By:	/s/ Joshua M. Lifshitz
Joshua M. Lifshitz
Email: jml@jlclasslaw.com
LIFSHITZ LAW FIRM, P.C.
1190 Broadway,
Hewlett, New York 11557
Telephone: (516) 493-9780
Facsimile: (516) 280-7376

Attorneys for Plaintiff